Exhibit 10.1

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

OF

ZACHARY PARKER

This Amendment No. 2 (this “Amendment”) to the employment agreement of Zachary Parker dated February 9, 2010 and as previously amended on June 1, 2011 (the “Employment Agreement”), is made and entered into as of November 21, 2012 (the “Effective Date”), by and between Zachary Parker (the “Employee”) and DLH HOLDINGS CORP. (formerly, TeamStaff, Inc.), a New Jersey corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into the Employment Agreement to govern the terms of Employee’s employment by the Company as President and Chief Executive Officer; and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to provide, among other things, an extension of the term of the agreement, a change in Base Salary and an additional grant of Options; and

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

SECTION 1. Amendments to the Employment Agreement.  As of the Effective Date, the following amendments to the Employment Agreement shall be deemed effective:

A.                                    Section 4.1 of the Employment Agreement is hereby amended and restated as follows:

4.1                               During the term of this Agreement, Employee shall be compensated initially at the rate of $288,000 per annum, subject to such increases, if any, as determined by the Board of Directors, or if the Board so designates, the Management Resources and Compensation Committee (the “Committee”), in its discretion, at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”). The Base Salary shall be paid to the Employee in accordance with the Company’s regular executive payroll periods. Notwithstanding the foregoing, in the event the Company reports positive net income for a fiscal quarter ending prior to the Expiration Date of this Amendment (as such terms are defined below in Section 1(B) of this Amendment), as determined in accordance with generally accepted accounting principles (the “Initial Performance Target”), Employee’s Base Salary shall be increased 5% effective as of the first day of the next succeeding fiscal quarter. The determination as to whether the Initial Performance Target has been achieved shall be made in good faith by the Audit Committee of the Company’s Board of Directors in connection with its review of the Company’s financial statements to filed with the U.S. Securities and Exchange Commission as part of a Quarterly Report on Form 10-Q of Annual Report on Form 10-K.

In addition, in the event that the Company achieves the Initial Performance Target, if the Company thereafter continues to report positive net income on a quarterly basis (as determined in accordance with generally accepted accounting principles in the same manner as described in the immediately preceding paragraph) for two additional sequential quarterly periods prior to the Expiration Date of this Amendment (the “Second Performance Target”), Employee’s Base Salary (as adjusted) shall be increased by an additional 5% effective as of the first day of the next succeeding fiscal quarter following satisfaction of the Second Performance Target.  By way of example, if the Company achieves the Initial Performance Target (as contemplated herein) Employee’s Base Salary, shall increase to $302,400. If the Company thereafter achieves the Second Performance Target (as contemplated herein), Employee’s Base Salary will increase to $317,520.

B.                                    Sections 8.1 and 8.2 of the Employment Agreement are hereby amended and restated as follows:

8.1                               This Agreement shall be for a term (the “Initial Term”) commencing on the Effective Date as set forth above (the “Commencement Date”) and terminating on September 30, 2015 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein. In addition, upon the mutual written consent of the Company and Employee, at any time prior to the Expiration Date, this Employment Agreement shall be extended for an additional period of one (1) year (the “Option Year”) commencing on the date of such mutual written consent of the parties (the “Option Exercise Date”). In the event the parties agree to exercise the Option Year, (a) the Expiration Date shall be the date that is the one (1) year anniversary date of the Option Exercise Date and (b) the Company shall pay to Employee a bonus payment (the “Option Year Bonus”) of $50,000, which amount shall be paid in full within 15 days following the Option Exercise Date, provided Employee has not voluntarily resigned, or been terminated for Cause prior to such date. The Option Year Bonus would be in addition to any other bonus payment that Employee may be entitled to under the Employment Agreement.

8.2                               Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to use its best efforts to notify the Employee in writing of the Company’s intention to continue Employee’s employment after the Expiration Date no less than 90 days prior to the Expiration Date. In the event the Company either (i) fails to notify the Employee in accordance with Section 8.2, (ii) notifies Employee that it does not intend to continue the Employee’s employment after the Expiration Date, or (iii) after notifying the Employee pursuant to Section 8.2, fails to reach an agreement on a new employment agreement prior to the Expiration Date, then upon termination of the Employee’s employment on or after the Expiration Date for any reason except Cause, the Company shall pay Employee the Severance Payment, Accrued Compensation and the Continuation Benefits.

C.                                    Article XI of the Employment Agreement is hereby amended to add the following section as follows:

11.1A (a)  As an inducement to Employee to enter into this Amendment, the Company hereby grants to Employee options to purchase 250,000 shares of the Company’s Common Stock, $.001 par value (the “Options”), subject to the terms and conditions of the Company’s 2006 Long Term Incentive Plan, as amended (the “Plan”), and the terms and conditions set forth in the Stock Option Agreement which are incorporated herein by reference.  The Options shall be exercisable at a per share exercise price equal to the Closing Price of the Company’s Common Stock on the date of execution of this Amendment (the “Exercise Price”).  Provided Employee is an employee of the Company on the vesting date, and unless otherwise provided by this Agreement, the Options shall vest in full if the Closing Price of the Company’s Common Stock equals or exceeds the lesser of (i) $4.00 per share or (ii) a per share price equal to 200% of the Exercise Price, in each case for ten consecutive trading days. The “Closing Price of the Company’s Common Stock” shall be determined in accordance with Section 11.3 of the Employment Agreement. In the event that the Company effects a subdivision or consolidation of its Common Stock or other capital readjustment, the payment of a stock dividend, or other recapitalization, then the above-stated metric for determining the vesting of the Options granted hereunder shall automatically be adjusted to reflect such event.

(b)                                 Notwithstanding anything else to the contrary set forth herein or in the Employment Agreement, in the event of a termination of Employee’s employment with the Company pursuant to Section 9.1(ii) or pursuant to Section 8.2 of the Employment Agreement, as amended, or by the Employee for Good Reason and provided that the Stock Options granted pursuant to this Amendment have vested (the “Vested Options”) on or prior to the effective date of such termination, then notwithstanding anything herein, the Employment Agreement or in any stock option agreement to the contrary, the exercise period in which Employee may exercise the Vested Options to purchase shares of Common Stock of the Company shall be extended for a period of twelve (12) months from the effective date of the termination of Employee’s employment with the Company and the terms of the Vested Options shall be deemed amended to take into account the foregoing provisions. It is further expressly agreed that in the event that the termination event which would result in the Employee receiving the benefits described in this paragraph occurs in connection with a Change in Control, Employee shall be entitled to receive the benefits described in this paragraph.

D.                                    The Employment Agreement is further amended by adding a new Article XIIA as follows:

ARTICLE XIIA

SECTION 409A COMPLIANCE

12A.1               To the extent applicable, it is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to the maximum extent permitted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Employee shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the Agreement. Employee acknowledges that Employee has been advised to obtain independent legal, tax or other counsel in connection with Section 409A of the Code.

12A.2               Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A of the Code and the regulations adopted thereunder) at the time of Employee’s separation from service and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and the regulations adopted thereunder (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Employee’s separation from service and (ii) Employee’s death. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Employee’s employment shall be interpreted to mean Employee’s “separation from service” with the Company (as determined in accordance with Section 409A of the Code and the regulations adopted thereunder).  Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

12A.3               Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Employee is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement shall be made as soon as practicable after Employee’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred; and (iv) the Employee’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

E.                                     Article XV of the Employment Agreement is hereby amended and restated as follows:

ARTICLE XV

NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail.  Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	DLH Holdings Corp.
1776 Peachtree Drive NW
Suite 300S
Atlanta, GA 30309

WITH A COPY TO:	Victor J. DiGioia
Becker & Poliakoff, LLP
45 Broadway
New York, NY 10006

IF TO THE EMPLOYEE:	Zachary Parker

WITH A COPY TO:	Not Applicable

SECTION 2.  General Provisions.

A.                                          Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Employment Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

B.                                          Governing Law. This Agreement has been negotiated and executed in the State of Georgia which shall govern its construction and validity.

C.                                          References to the Employment Agreement. After the date hereof, all references to “this Employment Agreement,” “this Agreement” and phrases of similar import, shall refer to the Employment Agreement, as previously amended, and as amended by this Amendment (it being understood that all references to the date hereof or the date of this Employment Agreement shall continue to refer to February 9, 2010 unless a different date is expressly referenced).

D.                                          Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

E.                                           Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

F.                                            Entire Agreement; Modifications. This Amendment contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Amendment may not be amended or modified except in the manner for amendment of the Employment Agreement as set forth therein. The observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) in the manner set forth in the Employment Agreement and the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same.  No waivers of or exceptions to any term, condition, or provision of this Amendment, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision. This Amendment shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, the parties hereto have individually signed this Amendment, and in the case of the Company, have caused this Amendment to be signed by its authorized representative, all as of the date first written above.

DLH HOLDINGS CORP.

By:	/s/ Peter Black
Peter Black
Chairman of the Management Resources and Compensation Committee

/s/ Zachary C. Parker
Zachary Parker
Employee